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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Stratus Properties Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Stockholders

May 15, 2003

March 31, 2003

Date:	Thursday, May 15, 2003

Time:	1:30 p.m., Central Time

Place:	Barton Creek Resort 8212 Barton Club Drive Austin, Texas

Purpose:	• To elect two directors
• To ratify the appointment of our independent auditors, and
• To transact such other business as may properly come before the meeting.

Record Date:	Close of business on March 18, 2003.

      Your vote is important. Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. Your cooperation will be appreciated.

By Order of the Board of Directors.

KENNETH N. JONES
General Counsel & Secretary

TABLE OF CONTENTS

Information about Attending the Annual Meeting

      If you plan to attend the meeting, please bring the following:

      1. Proper identification.

      2. Acceptable Proof of Ownership if your shares are held in “Street Name.”

Street Name means your shares are held of record by brokers, banks or other institutions.

Acceptable Proof of Ownership is a letter from your broker stating that you owned Stratus Properties Inc. stock on the record date or an account statement showing that you owned Stratus Properties Inc. stock on the record date.

Only stockholders of record on the record date may attend or vote at the annual meeting.

Stratus Properties Inc.

98 San Jacinto Boulevard, Suite 220
Austin, Texas 78701

      The 2002 Annual Report to Stockholders, including financial statements, is being mailed to stockholders together with these proxy materials on or about March 31, 2003.

      This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Stratus Properties Inc. for use at our Annual Meeting of Stockholders to be held on May 15, 2003, and at any adjournments (the meeting).

Who Can Vote

      Each share of our common stock that you held on the record date entitles you to one vote at the meeting. On the record date, there were 7,123,278 shares of our common stock outstanding.

Voting Rights

      Inspectors of election will count votes cast at the meeting. Directors are elected by plurality vote. All other matters are decided by majority vote present at the meeting, except as otherwise provided by statute, our certificate of incorporation or our by-laws.

      Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. When brokers do not receive voting instructions from their customers, they notify the company on the proxy form that they lack voting authority. The votes that could have been cast on the matter in question by brokers who did not receive voting instructions are called “broker non-votes.”

      Abstentions and broker non-votes will have no effect on the election of directors. Abstentions as to all other matters to come before the meeting will be counted as votes against those matters. Broker non-votes as to all other matters will not be counted as votes for or against and will not be included in calculating the number of votes necessary for approval of those matters.

Quorum

      A quorum at the meeting is a majority of our common stock entitled to vote, present in person or represented by proxy. The persons whom we appoint to act as inspectors of election will determine whether a quorum exists. Shares of our common stock represented by properly executed and returned proxies will be treated as present. Shares of our common stock present at the meeting that abstain from voting or that are the subject of broker non-votes will be counted as present for purposes of determining a quorum.

How Your Proxy Will Be Voted

      Our board of directors is soliciting a proxy in the enclosed form to provide you with an opportunity to vote on all matters scheduled to come before the meeting, whether or not you attend in person.

      Granting Your Proxy. If you properly execute and return a proxy in the enclosed form, your stock will be voted as you specify. If you make no specifications, your proxy will be voted:

•	in favor of the proposed director nominees, and

•	for the ratification of the appointment of our independent auditors.

      We expect no matters to be presented for action at the meeting other than the items described in this proxy statement. The enclosed proxy will, however, confer discretionary authority with respect to any other matter that may properly come before the meeting. The persons named as proxies in the enclosed proxy intend to vote in accordance with their judgment on any other matters that may properly come before the meeting.

      Revoking Your Proxy. If you submit a proxy, you may subsequently revoke it or submit a revised proxy at any time before it is voted. You may also attend the meeting in person and vote by ballot, which would cancel any proxy that you previously submitted. If you attend the meeting and hold your stock in street name, then you must have a proxy from your broker in order to vote at the meeting.

Proxy Solicitation

      We will pay all expenses of soliciting proxies for the meeting. In addition to solicitations by mail, arrangements have been made for brokers and nominees to send proxy materials to their principals, and we will reimburse them for their reasonable expenses. We have retained Georgeson Shareholder Communications Inc., 17 State Street, New York, New York, to assist us in the solicitation of proxies from brokers and nominees. It is estimated that the fees for Georgeson’s services will be $6,500 plus reasonable out-of-pocket expenses. We may also have our employees or other representatives, who will receive no compensation for their services, solicit proxies by telephone, telecopy, personal interview or other means.

Stockholder Proposals

      If you want us to consider including a proposal in next year’s proxy statement, you must deliver it in writing to our Corporate Secretary, Stratus Properties Inc., 98 San Jacinto Boulevard, Suite 220, Austin, Texas 78701 by December 2, 2003.

      If you want to present a proposal at the next annual meeting but do not wish to have it included in our proxy statement, you must submit it in writing to our Corporate Secretary, at the above address, by January 17, 2004, in accordance with the specific procedural requirements in our by-laws. If you would like a copy of these procedures, please contact our Corporate Secretary. Failure to comply with our by-law procedures and deadlines may preclude the presentation of your proposal at the next meeting.

Board Structure

      Our board of directors, which held six meetings during 2002, has primary responsibility for directing the management of our business and affairs. Our board currently consists of four members. To provide for effective direction and management of our business, our board has established an audit committee and a corporate personnel committee. Our board does not have a nominating committee.

Audit		Meetings
Committee Members	Functions of the Committee	in 2002

Michael D. Madden, Chairman Bruce G. Garrison James C. Leslie	• please refer to the Audit Committee Report	6

Corporate Personnel		Meetings
Committee Members	Functions of the Committee	in 2002

James C. Leslie, Chairman Michael D. Madden	• please refer to the Corporate Personnel Committee Report on Executive Compensation	4

Election of Directors

       Our board of directors has fixed the number of directors at four. On July 15, 2002, our board elected Bruce G. Garrison to fill the existing vacancy on our board and audit committee created by the resignation of Robert L. Adair III on February 26, 2002.

      This table shows the members of the different classes of our board and the expiration of their terms.

Class	Expiration of Term	Class Member

Class I	2005 Annual Meeting of Stockholders	Michael D. Madden
Class II	2003 Annual Meeting of Stockholders	Bruce G. Garrison James C. Leslie
Class III	2004 Annual Meeting of Stockholders	William H. Armstrong III

      Our board has nominated the Class II directors named above for three-year terms. The persons named as proxies in the enclosed form of proxy intend to vote your proxy for the election of the Class II directors, unless otherwise directed. If, contrary to our present expectations, a nominee should become unavailable for any reason, your proxy will be voted for a substitute nominee designated by our board, unless otherwise directed.

Information About Nominees and Other Directors

      This table provides certain information as of March 17, 2003 with respect to the director nominees and each other director whose term will continue after the meeting. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years.

			Year First
		Principal Occupations, Other Directorships	Elected a
Name of Nominee or Director	Age	and Positions with the Company	Director

William H. Armstrong III	38	Chairman of the Board & Chief Executive Officer of the Company since 1998. President since 1996. Chief Operating Officer and Chief Financial Officer until 1998.	1998
Bruce G. Garrison	57	Vice President and Portfolio Manager — Real Estate Investment Trusts, Pinnacle Management & Trust Co., since 2000. Principal of Harris, Webb & Garrison Inc., an investment banking firm, from 1996 to 2000.	2002
James C. Leslie	47	Private investor. Chairman of the Board of Ascendant Solutions, Inc. Director, President and Chief Operating Officer of The Staubach Company, a commercial real estate services firm, from March 1996 until March 2001.	1996
Michael D. Madden	54	Partner of Questor Management Co., merchant bankers, since March 1999. Chairman of the Board of Hanover Capital L.L.C., investment bankers, since 1995.	1992

Director Compensation

Cash Compensation

      Each non-employee and non-officer director receives $500 for attending each board committee meeting as well as an annual fee consisting of (a) $10,000 for serving on our board, (b) $1,000 for each committee on which he serves, and (c) $1,000 for each committee of which he is the chairman. Each director receives a fee of $500 for attending each board meeting and reimbursement for reasonable out-of-pocket expenses incurred in attending our board and committee meetings.

Stock Option Plan for Non-Employee Directors

      Each non-employee and non-officer director is eligible for a grant of options under our 1996 Stock Option Plan for Non-Employee Directors. On September 1 of each year, each eligible director is granted an option to purchase 2,500 shares of our common stock at 100% of the fair market value of the shares on the grant date. Each option granted under this plan expires ten years after the grant date. In accordance with this plan, on September 1, 2002, each eligible director was granted an option to purchase 2,500 shares of our common stock at an exercise price of $8.55.

Stock Ownership of Directors and Executive Officers

      This table shows the amount of our common stock each of our directors and named executive officers beneficially owned on March 7, 2003. Our directors and executive officers as a group beneficially owned approximately 6.8% of our common stock. Each individual holds less than 1% of our common stock, with the exception of Mr. Armstrong who beneficially owns approximately 3.6% of our common stock. All shares shown are held with sole voting and investment power. This table also shows the number of shares of our common stock each of our directors and named executive officers could acquire as of May 8, 2003 upon the exercise of options granted pursuant to our stock incentive plans.

		Number of	Total
	Number of	Shares	Number of
	Shares Not	Subject to	Shares
	Subject to	Exercisable	Beneficially
Name of Beneficial Owner	Options	Options	Owned

William H. Armstrong III(1)	10,400	251,988	262,388
John E. Baker	722	56,413	57,135
Bruce G. Garrison(2)	113,200	—	113,200
James C. Leslie	35,500	18,750	54,250
Michael D. Madden	—	18,750	18,750
All directors and executive officers as a group (6 persons)	159,822	345,901	505,723

(1)	Includes 3,250 shares held in his IRA.

(2)	Includes 108,200 shares held by an investment company with respect to which Mr. Garrison, as an executive officer, shares voting and investment power, but as to which he disclaims beneficial ownership.

Stock Ownership of Certain Beneficial Owners

      This table shows the beneficial owners of more than 5% of our outstanding common stock based on filings with the Securities and Exchange Commission (the SEC). Unless otherwise indicated, all information is presented as of December 31, 2002, and all shares indicated as beneficially owned are held with sole voting and investment power.

	Number of Shares		Percent of
Name and Address of Person	Beneficially Owned		Class

Carl E. Berg	1,405,000	(1)	19.7%
10050 Bandley Drive
Cupertino, California 95014
Dimensional Fund Advisors Inc.	387,392	(2)	5.4%
1299 Ocean Avenue — 11th Floor
Santa Monica, California 90401
Ingalls & Snyder LLC	1,231,107	(3)	17.3%
61 Broadway
New York, New York 10006

(1)	Based on an amended Schedule 13G filed with the SEC on February 13, 2002.

(2)	Based on an amended Schedule 13G filed with the SEC on February 12, 2003, Dimensional Fund Advisors has sole voting and investment power with respect to all shares shown but disclaims beneficial ownership with respect to all such shares.

(3)	Based on an amended Schedule 13G filed with the SEC on February 11, 2003, Ingalls & Snyder has sole voting power with respect to 60,350 of these shares, sole investment power with respect to 55,380 of the shares and shared investment power with respect to 1,170,757 of these shares.

Executive Officer Compensation

      This table shows the compensation paid to our chief executive officer in 2002, 2001 and 2000 and to our chief financial officer in 2002 and 2001 (collectively, the named officers), the only two executive officers whom we employed in 2002.

Summary Compensation Table

					Long-Term Compensation
					Awards
	Annual Compensation
					Restricted	Securities
				Other Annual	Stock	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation(1)	Awards(2)	Options	Compensation(3)

William H. Armstrong III	2002	$280,000	$258,000	$—	27,636	91,455	$25,700
Chairman of the Board,	2001	250,000	258,000	—	—	—	31,419
President & Chief	2000	247,917	250,000	2,250	—	260,000	25,248
Executive Officer
John E. Baker(4)	2002	170,000	136,000	—	9,545	30,152	19,322
Senior Vice President	2001	170,000	136,000	—	—	—	27,249
& Chief Financial Officer

(1)	Consists of matching gifts under a matching gifts program.

(2)	On January 17, 2002, under the 1998 Stock Option Plan, 13,636 restricted stock units (RSU) were granted to Mr. Armstrong and 4,545 RSUs were granted to Mr. Baker with respect to 2002. On December 17, 2002, under the 2002 Stock Incentive Plan, 14,000 RSUs were granted to Mr. Armstrong and 5,000 RSUs were granted to Mr. Baker with respect to 2003. Under both plans, the RSUs will ratably convert into shares of our common stock over a four-year period on each grant date anniversary. Dividend equivalents will be paid on the RSUs on the same basis as dividends are paid on our common stock. The market value of the RSUs as of December 31, 2002 and as of their grant dates are as follows:

		12/31/02	Grant Date
Name	RSUs	Market Value	Market Value

Mr. Armstrong	27,636	$254,251	$241,997
Mr. Baker	9,545	87,814	83,746

(3)	Consists of contributions to defined contribution plans, payments for life insurance policies, and director fees as follows:

		Plan		Director
Name	Date	Contributions	Life Insurance	Fees

Mr. Armstrong	2002	$20,000	$2,700	$3,000
	2001	27,500	1,919	2,000
	2000	20,792	2,456	2,000
Mr. Baker	2002	17,000	2,322	—
	2001	25,500	1,749	—

(4)	Mr. Baker was elected an executive officer of the company in May 2001, and elected chief financial officer of the company in August 2002.

      This table sets forth the stock options granted to our executive officers in January 2002 with respect to 2002, and in December 2002 with respect to 2003.

Option Grants in 2002

	Number
	of	Percent of
	Securities	Options
	Underlying	Granted to	Exercise
	Options	Employees in	or Base		Grant Date
Name	Granted(1)	2002	Price	Expiration Date	Present Value

William H. Armstrong III	45,455	29.92%	$8.45	January 17, 2012	$259,548	(2)
	46,000	30.28%	9.25	December 17, 2012	283,820	(3)
John E. Baker	15,152	9.98%	8.45	January 17, 2012	89,851	(2)
	15,000	9.87%	9.25	December 17, 2012	92,550	(3)

(1)	Unless otherwise noted, the stock options will become exercisable over a four-year period. The stock options will become immediately exercisable in their entirety if, under certain circumstances, (a) any person or group of persons acquires beneficial ownership of shares in excess of certain thresholds, or (b) the composition of the board of directors is changed after a tender offer, exchange offer, merger, consolidation, sale of assets or contested election or any combination of these transactions. In addition, each stock option has an equal number of tandem “limited rights,” which may be exercisable only for a limited period in the event of a tender offer, exchange offer, a series of purchases or other acquisitions or any combination thereof resulting in a person or group of persons becoming a beneficial owner of shares representing 40% or more of the company’s total voting power. Each limited right entitles the holder to receive cash equal to the amount by which the highest price paid in such transaction exceeds the exercise price.

(2)	The Black-Scholes option model was used to determine the grant date present value of the options that we granted to the listed officers. The grant date present value was calculated to be $5.93 per option. The following facts and assumptions were used in making the calculations: (a) an exercise price for each option of $8.45; (b) a fair market value of $8.45 for one share of our common stock on the grant date; (c) a term of ten years for the stock options; (d) a stock volatility of 54.0% based on analysis of historical weekly closing prices of our common stock over the 353-week period commencing March 3, 1995; and (e) an assumed risk-free interest rate of 5.25%, this rate being equivalent to the yield on the grant date on a zero coupon U.S. Treasury note with a maturity date comparable to the expiration date of the options. No other discounts or restrictions related to vesting or the likelihood of vesting the options were applied.

(3)	The Black-Scholes option model was used to determine the grant date present value of the options that we granted to the listed officers. The grant date present value was calculated to be $6.17 per option. The following facts and assumptions were used in making this calculation: (a) an exercise price for each option of $9.25; (b) a fair market value of $9.25 for one share of our common stock on the grant date; (c) a term of ten years for the stock options; (d) a stock volatility of 51.6% based on an analysis of historical weekly closing prices of our common stock over the 401-week period that our common stock has been publicly traded; and (e) an assumed risk-free interest rate of 4.2%, this rate being equivalent to the yield on the grant date on a zero coupon U.S. Treasury note with a maturity date comparable to the expiration date of the options. No other discounts or restrictions related to vesting or the likelihood of vesting of the options were applied.

      This table sets forth all outstanding stock options held by each of the named officers as of December 31, 2002. None of the named officers exercised stock options in 2002.

Options at December 31, 2002

Number of
Securities
	Underlying	Value of Unexercised
	Unexercised	In-the-Money
	Options at	Options at
	December 31, 2002	December 31, 2002

	Exercisable/	Exercisable/
Name	Unexercisable	Unexercisable

William H. Armstrong III	212,500/168,955	$328,188/$67,404
John E. Baker	45,125/51,527	33,994/20,170

Corporate Personnel Committee Report on Executive Compensation

      The corporate personnel committee is composed of two independent directors who are responsible for the company’s executive compensation programs. Our committee’s executive compensation philosophy is to:

•	emphasize performance-based compensation that balances rewards for short- and long-term results

•	tie compensation to the interests of the company’s stockholders, and

•	provide a level of total compensation that will enable the company to attract and retain talented executive officers.

Compensation Consultant

      In 2001, we commissioned FPL Associates Consulting (FPL) to perform a comprehensive review of our executive compensation practices. FPL’s study compared the base salaries and other elements of compensation of our senior management team against those of a peer group of public community and land developer companies with business operations most comparable to ours, and, to a lesser extent, a peer group of public equity real estate investment trusts with similar total capitalization to our company. FPL issued reports detailing its recommendations for base salary levels, and for annual and long-term incentive programs, including performance measures. Based on our consideration of the FPL reports and discussions with FPL regarding the appropriate level of compensation for our management team, we determined that the base salaries, as well as annual and long-term incentive awards, paid to the company’s management team should approximate the median of the community and land developer peer group. Accordingly, we concluded that the base salaries of the management team were at appropriate levels, except that the base salary of William H. Armstrong III, the Chairman of the Board, President & Chief Executive Officer, should be adjusted upward to remain competitive.

Overview of 2002 Compensation

      Executive officer compensation for 2002 included base salary, annual incentive awards, stock options and restricted stock units.

Base Salaries

      We established base salaries of the executive officers for 2002 at appropriate levels after consideration of each executive officer’s level of responsibility and our assessment of his or her performance and the peer group market practices. Upon consideration of the recommendations of FPL and our desired compensation philosophy, we adjusted the annual salary of Mr. Armstrong from $250,000 to $280,000 effective January 1, 2002.

Annual Incentive Awards

      We provided annual cash incentives to Mr. Armstrong and the company’s other officers for 2002 through the company’s performance incentive awards program. After consideration of FPL’s recommendation concerning appropriate performance measures to be used in our performance incentive awards program, we formulated new guidelines for use in awarding cash incentives for 2002. Under this approach, we determined each officer’s award based on a combination of overall corporate performance and individual performance, with the specific allocation reflecting the primary focus of the officer’s position and the officer’s ability to impact the variables associated with each. Accordingly, we allocated 80% of Mr. Armstrong’s potential award to overall corporate performance and 20% to individual performance. In assessing overall corporate performance, we focused on the following four measures, which were weighted according to our determinations as to the impact each has on overall corporate performance: asset value enhancement, fee services growth, capital structure and overhead management.

      Each person selected to participate in the program was assigned a target award based on level of responsibility, which served as a guideline amount. We determined the individual awards to the participants based on our assessment of the performance measures described above and the relative individual allocations. After consideration of the factors described above, we determined that the level of corporate and individual performance achieved in 2002 warranted the payment of a cash bonus to Mr. Armstrong and our other named executive officer in the amounts shown in the Summary Compensation Table.

Stock Options and Restricted Stock Units

      After consideration of the recommendations of FPL and consultation with FPL, we established long-term incentive award guidelines intended to reinforce the relationship between compensation and increases in the market price of the company’s common stock and align the officer’s financial interests with those of the company’s stockholders. Pursuant to our new plan, we established target levels based upon the position of each participating officer and granted long-term incentive awards within those levels based upon our assessment of corporate and individual performance. Participating officers received approximately 70% of their long-term incentive awards in the form of stock options and approximately 30% in the form of restricted stock units. Using these new guidelines, we granted stock options and restricted stock units to the participating officers in January 2002 relating to 2002, and in December 2002 relating to 2003. The exercise price of each stock option granted in 2002 is equal to the fair market value of a share of our common stock on the grant date. The restricted stock units will ratably convert into shares of our common stock over a four-year period on each grant date anniversary. For further information on the stock options and restricted stock unit grants to the named executive officers, see the Summary Compensation Table and the Option Grants in 2002.

Section 162(m)

      Section 162(m) limits to $1 million a public company’s annual tax deduction for compensation paid to each of its most highly compensated executive officers. Qualified performance-based compensation is excluded from this deduction limitation if certain requirements are met. Our policy is to structure compensation that will be fully deductible where doing so will further the purposes of the company’s executive compensation programs.

Dated: March 25, 2003

James C. Leslie, Chairman	Michael D. Madden

Compensation Committee Interlocks and Insider Participation

      The current members of our corporate personnel committee are Messrs. Leslie and Madden. In 2002, none of our executive officers served as a director or member of the compensation committee of another entity, where an executive officer served as our director or on our corporate personnel committee.

Audit Committee Report

      The audit committee is currently composed of three directors. The members of our committee are independent, as defined in the National Association of Securities Dealers’ listing standards. On February 12, 2003, the board of directors adopted a revised charter, which is attached to this proxy statement as Annex A. Our primary function is to assist the board of directors in fulfilling the board’s oversight responsibilities by monitoring (1) the company’s continuing development and performance of its system of financial reporting, auditing, internal controls and legal and regulatory compliance, (2) the operation and integrity of the system, (3) performance and qualifications of the company’s independent (external) and internal auditors and (4) the independence of the company’s independent auditors.

      We review the company’s financial reporting process on behalf of our board. The Audit Committee’s responsibility is to monitor and oversee this process, but the Audit Committee is not responsible for preparing the company’s financial statements or auditing those financial statements, which are the responsibilities of management and the company’s independent public accountants, respectively.

Appointment of Independent Auditors; Financial Statement Review

      In July 2002, upon our committee’s recommendation, the company’s board of directors appointed the firm of PricewaterhouseCoopers LLP as the company’s independent public accountants, replacing the company’s prior independent auditors, Arthur Andersen LLP. In March 2003, in accordance with our revised charter, our committee appointed PricewaterhouseCoopers LLP as the company’s independent auditors for 2003.

      We have reviewed and discussed the company’s audited financial statements for the year 2002 with management and the company’s independent auditors. Management represented to us that the audited financial statements were prepared in accordance with accounting principles generally accepted in the United States, and fairly present, in all material respects, the financial condition, results of operations and cash flows of the company as of and for the periods presented in the financial statements.

      We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and have discussed with the independent auditors their independence from the company and management. We have also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

      In addition, we have discussed with the independent auditors the overall scope and plans for their audit, and have met with the independent auditors and management to discuss the results of their examination, their understanding and evaluation of the company’s internal controls as they considered necessary to support their opinion on the financial statements for the year 2002, and various factors affecting the overall quality of accounting principles applied in the company’s financial reporting. The independent auditors also met with us without management being present to discuss these matters.

      In reliance on these reviews and discussions, we recommended to the board of directors, and the board of directors approved, that the audited financial statements referred to above be included in the company’s annual report on Form 10-K for the year 2002.

Internal Audit

      We also oversee the company’s internal audit function, including the selection and compensation of the company’s internal auditors. In February 2003, in accordance with our revised charter, our committee appointed Resources Audit Solutions, LLC as the company’s internal auditors for 2003. We have discussed with the company’s internal auditors the scope of their audit plan and other matters relating to the internal audit process. We plan to meet with the internal auditors throughout the year, without management being present, to discuss the results of their reviews, their evaluation of the company’s processes and internal controls, and any difficulties or disputes with management encountered during the course of their reviews.

Fees and Related Disclosures for Accounting Services

      The following table discloses the fees that Arthur Andersen LLP and PricewaterhouseCoopers LLP billed the company for professional services rendered in each of the last two fiscal years:

	Arthur Andersen LLP		PricewaterhouseCoopers LLP

	2001	2002	2001	2002

Audit Fees	$73,000	$16,000	—	$70,000
Audit Related Fees(1)	—	—	—	10,000
Tax Fees(2)	62,563	8,803	—	9,500
All Other Fees(3)	25,000	—	—	—

(1)	Relates to regulatory compliance services.

(2)	Includes services rendered for tax consulting and compliance services, the preparation of the company’s federal and state tax returns for the prior fiscal year, and the preparation of the company’s estimated tax payments for the listed fiscal year.

(3)	Relates to a review of selected internal company processes and technology risk consulting services.

      Pre-Approval Policies and Procedures. Our charter, revised in February 2003, now requires our committee to pre-approve all audit services and non-audit services permitted by law and our committee policy (including the fees and terms of such services) to be performed for the company by the independent auditors, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 that are approved by the committee prior to the completion of the audit. None of the fees listed in the table above under “Audit Related Fees,” “Tax Fees” or “All Other Fees” were pre-approved by our audit committee; however, prior to the adoption of our revised charter, all audit fees were specifically communicated to and reviewed by our committee as part of our ongoing review of service provided by the independent accountants.

Dated: March 25, 2003

Michael D. Madden, Chairman	Bruce G. Garrison	James C. Leslie

Selection and Ratification of the Independent Auditors

      Arthur Andersen LLP audited our financial statements for 2001 and had served as our independent auditors since 1992. On July 15, 2002, we dismissed Arthur Andersen as our independent accountants. This action was taken with the approval of our board of directors, which approved the decision reached by our audit committee. Arthur Andersen ceased to practice before the SEC effective August 31, 2002.

      The audit reports issued by Arthur Andersen on our consolidated financial statements as of and for the years ended December 31, 2001 and December 31, 2000, did not contain an adverse opinion or disclaimer of opinion, nor were either qualified or modified as to uncertainty, audit scope or accounting principle. During the two fiscal years that ended December 31, 2001 and continuing through July 15, 2002, we had no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, that, if not resolved to Arthur Andersen’s satisfaction, would have caused them to make reference to the matter of disagreement in their report on the financial statements. Arthur Andersen has communicated to us that they have informed the SEC that they are unable to provide letters that corroborate or invalidate the statements we have made in this disclosure, as required by the SEC.

      None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred during our two most recent fiscal years and through July 15, 2002.

      On August 8, 2002, we appointed PricewaterhouseCoopers LLP to replace Arthur Andersen as our independent accountants. Our board approved the audit committee’s selection of PricewaterhouseCoopers.

During the two fiscal years ended December 31, 2001 and December 31, 2000, and the subsequent interim period through August 8, 2002, we did not consult with PricewaterhouseCoopers regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

      Our audit committee and board of directors seek stockholder ratification of the audit committee’s appointment of PricewaterhouseCoopers to act as the independent auditors of our and our subsidiaries’ financial statements for the year 2003. If the stockholders do not ratify the appointment of PricewaterhouseCoopers, our audit committee will reconsider this appointment. Representatives of PricewaterhouseCoopers are expected to be present at the meeting to respond to appropriate questions, and those representatives will also have an opportunity to make a statement if they so desire.

Performance Graph

      The following graph compares the change in the cumulative total stockholder return on our common stock with the cumulative total return of the S&P 500 Stock Index and the Media General Real Estate Development Index from 1998 through 2002. This comparison assumes $100 invested on December 31, 1997 in (a) our common stock, (b) the S&P 500 Stock Index and (c) the Media General Real Estate Development Index.

Comparison of Cumulative Total Return*

Stratus Properties Inc., S&P 500 Stock Index &
Media General Real Estate Development Index

	December 31,

	1997	1998	1999	2000	2001	2002

Stratus Properties Inc.	$100.00	$72.29	$80.72	$96.39	$81.93	$88.67
Media General Real Estate Development Index	100.00	73.60	71.99	56.63	65.17	45.29
S&P 500 Stock Index	100.00	128.58	155.64	141.46	124.65	97.10

* Total Return Assumes Reinvestment of Dividends

ANNEX A

STRATUS PROPERTIES INC.

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

February 12, 2003

I.     Scope of Responsibility of Audit Committee

A. General

      The Audit Committee’s primary function is to assist the Board of Directors in fulfilling the Board’s oversight responsibilities by monitoring (1) the Company’s continuing development and performance of its system of financial reporting, auditing, internal controls and legal and regulatory compliance, (2) the operation and integrity of the system, (3) performance and qualifications of the Company’s external and internal auditors and (4) the independence of the Company’s external auditors. In addition, the Audit Committee will prepare the report required by the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

B. Relationship to Other Groups

      1. Allocation of Responsibilities. The Company’s management is principally responsible for developing and consistently applying the Company’s accounting principles and practices, preparing the Company’s financial statements and maintaining an appropriate system of internal controls. The Company’s external auditors are responsible for auditing the Company’s financial statements to obtain reasonable assurance that the financial statements are free from material misstatement. In this regard, the external auditors must develop an overall understanding of the Company’s accounting principles and practices and internal controls to the extent necessary to support their report on the Company’s financial statements. The internal auditors are responsible for objectively assessing management’s accounting processes and internal controls and the extent of compliance therewith. The Audit Committee, as the delegate of the Board of Directors, is responsible for overseeing this process.

      2. Accountability of the Auditors. The external and internal auditors will be advised that they are ultimately accountable to the Audit Committee.

      3. Accountability of the Audit Committee. The Audit Committee has the ultimate authority and responsibility to select, evaluate the performance of, and, if necessary, replace the external and internal auditors.

      4. Communication. The Audit Committee will strive to maintain an open and free avenue of communication among management, the external auditors, the internal auditors, the Audit Committee and the Board of Directors, and will make regular reports to the Board of Directors concerning the activities and recommendations of the Audit Committee.

II.     Composition of Audit Committee

      The Audit Committee will be comprised of three or more directors appointed by the Board of Directors, each of whom will meet the standards of independence, experience and any other qualifications required from time to time by Nasdaq (or, if the Company’s common stock is listed or traded on some other exchange or trading system, the standards of independence and any other qualifications required by the other exchange or system), Section 10A(m)(3) of the Securities Exchange Act of 1934 (the

“Exchange Act”) and the rules and regulations of the Commission. At least one member of the Audit Committee shall qualify as a “financial expert” (as defined by the Commission), as determined by the Board of Directors. Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies.

III.     Meetings of Audit Committee

      The Audit Committee will meet at least quarterly, or more frequently if the Audit Committee determines it to be necessary. The Audit Committee will meet periodically in executive sessions with the internal auditors and the external auditors, and will request that the external and internal auditors bring any matters they deem to be pertinent to the attention of the Audit Committee in such sessions. To foster open communications, the Audit Committee may invite other directors or representatives of management, the external auditors or the internal auditors to attend any of its meetings, but reserves the right in its discretion to meet at any time in executive session. The Audit Committee will maintain written minutes of all its meetings, which will be available to every member of the Board of Directors.

IV.     Powers of Audit Committee

A. Activities and Powers Relating to the External and Internal Audits

      1. Planning the External and Internal Audits. In connection with its oversight functions, the Audit Committee will monitor the planning of both the external audit of the Company’s financial statements and the internal audit process, including taking the following actions:

a. select, retain and approve the external auditors and preapprove all auditing services and non-audit services permitted by law and Audit Committee policy (including the fees and terms of such services) to be performed for the Company by the external auditors, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee prior to the completion of the audit;

b. select, retain and approve the internal auditors and preapprove all auditing services and non-audit services permitted by law and Audit Committee policy (including the fees and terms of such services) to be performed for the Company by the internal auditors;

c. discuss with the external and internal auditors the nature and amount of fees relating to non-audit services performed for the Company and, with respect to the external auditors, confirm that such services do not impair their independence under applicable professional standards and regulatory requirements;

d. as required, form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals will be presented to the full Audit Committee at its next scheduled meeting;

e. ensure the rotation of all audit partners (as defined by the Commission) of the external auditors having primary responsibility for the audit and the reviewing audit partner of the external auditors as required by law;

f. discuss with the external and internal auditors the scope and comprehensiveness of their respective audit plans prior to their respective audits; and

g. discuss with the external and internal auditors the results of their processes to assess risk in the context of their respective audit engagements, including all pertinent issues or concerns regarding their client relationship with the Company raised in their internal client retention assessment or similar process.

      2. Review of the External Audit. The Audit Committee will review the results of the annual external audit with the external auditors and will:

a. obtain and review timely reports by the external auditors describing:

(1) all critical accounting policies and practices to be used;

(2) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the external auditors; and

(3) other material written communications between the external auditors and management, such as any management letter or schedule of unadjusted differences;

b. obtain and review timely reports by the external auditors describing:

(1) the external auditors’ internal quality-control procedures;

(2) any material issues raised by the most recent internal quality-control review, or peer review, of the external auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the external auditors, and any steps taken to deal with any such issues; and

(3) all significant relationships between the external auditors and the Company, including those described in written statements of the external auditors furnished under Independence Standards Board Standard No. 1;

c. discuss the Company’s annual audited financial statements, quarterly financial statements and related footnotes with the external auditors and management, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

d. review other sections of the Company’s annual report or Form 10-K that pertain principally to financial matters;

e. discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;

f. review and discuss with management and the external auditors any significant policies relating to risk assessment and risk management, and the steps management has taken to monitor, control and minimize the Company’s major financial risk exposures, if any;

g. review with the external auditors any audit problems or difficulties with management’s response, including: (1) any restrictions on the scope of activities or access to requested information and (2) any recommendations made by the external auditors as a result of the audit;

h. review the accounting implications of significant new transactions;

i. review and discuss with management and the external auditors any significant changes required in the external auditors’ audit plan for future years; and

j. review the extent to which the Company has implemented changes and improvements in financial and accounting practices or internal controls that the external auditors previously recommended or the Audit Committee previously approved, and any special audit steps taken in light of material control deficiencies.

      3. Review of Internal Audit. The Audit Committee will review the results of the internal audit process with the internal auditors, including the following matters:

a. significant audit findings;

b. the integrity and adequacy of the Company’s management reporting processes, internal controls and corporate compliance procedures;

c. review with the internal auditors any audit problems or difficulties with management’s response;

d. significant changes required in the internal auditors’ audit plan for future years; and

e. the extent to which the Company has implemented changes and improvements in management reporting practices or internal controls that the internal auditors previously recommended or the Audit Committee previously approved.

      4. Post-Audit Review Activities. In connection with or following the completion of its review of the external and internal audits, the Audit Committee or its Chairman may in their discretion meet with the external auditors, internal auditors or management to discuss any changes required in the audit plans for future periods and any other appropriate matters regarding the audit process.

     B.     Other Powers.

      To the extent the Audit Committee deems necessary or appropriate, it will also:

      1. retain and consult periodically with special legal, accounting or other consultants as necessary to advise the Audit Committee;

      2. establish and periodically review procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

      3. establish clear hiring policies for employees or former employees of current or former external auditors;

      4. conduct an annual performance evaluation of the Audit Committee;

      5. review with management and the external auditors the effect of regulatory and accounting changes on the financial statements during the prior year, including material off-balance sheet transactions, complex or unusual transactions and highly judgmental areas, recent professional and regulatory pronouncements, and in instances where alternative accounting treatments are permitted, reasons for the accounting treatment selected;

      6. discuss with the external auditors the nature of disagreements among audit engagement personnel, between audit engagement personnel and the independent reviewing partner and/or any other audit firm personnel consulted regarding appropriate accounting and disclosure for significant events or transactions;

      7. request management or the external auditors to provide analyses or reports regarding (1) any “second opinion” sought by management from an audit firm other than the Company’s external auditors, or (2) any other information that the Audit Committee deems necessary to perform its oversight functions;

      8. discuss with the external auditors their views regarding the clarity of the Company’s financial disclosures, the quality of the Company’s accounting principles as applied, the underlying estimates and other significant judgments that management made in preparing the financial statements, the compatibility of the Company’s principles and judgments with prevailing practices and standards and, to the extent permitted by their professional standards, their assessment of the overall degree of quality of the Company’s reported financial results based on the results of their audits;

      9. discuss with the external auditors the nature and amount of all adjustments resulting from their audit, whether recorded by the Company or not, and discuss with management the reasons why any unrecorded adjustments were not included in results for the period;

      10. conduct or authorize investigations into any matters within the Audit Committee’s scope of responsibilities, as the Audit Committee determines to be necessary or appropriate to enable it to carry out its duties;

      11. review periodically the effectiveness and adequacy of the Company’s corporate compliance procedures, including the Company’s ethics and business conduct policy, and consider and recommend to the Board of Directors any proposed changes that the Audit Committee deems appropriate or advisable;

      12. review periodically with the Company’s legal counsel pending and threatened litigation, inquiries received from governmental agencies, or any other legal matters that may have a material impact on the Company’s financial statements, internal controls, or corporate compliance procedures;

      13. review the integrity and adequacy of, and if necessary, recommend changes and improvements in, the Company’s disclosure policies, as well as in the internal controls of the Company; communicate recommended changes and improvements to management and the Board of Directors; and take appropriate steps to assure that recommended changes and improvements are implemented;

      14. undertake any special projects assigned by the Board of Directors;

      15. issue any reports or perform any other duties required by (a) the Company’s certificate of incorporation or by-laws, (b) applicable law or (c) rules or regulations of the Securities and Exchange Commission, Nasdaq or any other self-regulatory organization having jurisdiction over the affairs of the Audit Committee; and

      16. consider and act upon any other matters concerning the financial affairs of the Company as the Audit Committee, in its discretion, may determine to be advisable in connection with its oversight functions.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the external auditors.

V.     Review of Charter

      The Audit Committee will review this Charter annually, and may consider, adopt and submit to the Board of Directors any proposed changes that the Audit Committee deems appropriate or advisable.

* * * * * * * * * *

Approved by the Audit Committee on February 12, 2003.

Adopted by the Board of Directors on February 12, 2003.

STRATUS PROPERTIES INC.

Proxy Solicited on Behalf of the Board of Directors for
Annual Meeting of Stockholders, May 15, 2003

The undersigned hereby appoints William H. Armstrong III and Kenneth N. Jones, or either of them, as proxies, with full power of substitution, to vote the shares of the undersigned in Stratus Properties Inc. at the Annual Meeting of Stockholders to be held on Thursday, May 15, 2003, at 1:30 p.m., and at any adjournment thereof, on all matters coming before the meeting. The proxies will vote: (1) as you specify on the back of this card, (2) as the Board of Directors recommends where you do not specify your vote on a matter listed on the back of this card, and (3) as the proxies decide on any other matter.

If you wish to vote on all matters as the Board of Directors recommends, please sign, date and return this card. If you wish to vote on items individually, please also mark the appropriate boxes on the back of this card.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
IN THE ENCLOSED ENVELOPE

(continued on reverse side)

- FOLD AND DETACH HERE -

Please mark your votes as indicated in this example	☒

The Board of Directors recommends a vote FOR:

Item 1 -	Election of the nominees for director.	FOR	WITHHOLD
	Nominees for director of Stratus Properties Inc.	☐	☐
Bruce G. Garrison
James C. Leslie

FOR, except withhold vote

from following nominee: _____________________________

		FOR	AGAINST	ABSTAIN
Item 2 -	Ratification of appointment of	☐	☐	☐
PricewaterhouseCoopers LLP
as independent auditors.

Signature(s) _____________________________________________________         Dated: __________________, 2003

You may specify your votes by marking the appropriate boxes on this side. You need not mark any boxes, however, if you wish to vote all items in accordance with the Board of Directors’ recommendation. If your votes are not specified, this proxy will be voted FOR the election of the nominees for director and FOR Item 2.

- FOLD AND DETACH HERE -